Exhibit 1

Schedule A

Schedule A of the Schedule 13D is hereby amended and restated in its entirety as follows:

The following table sets forth the names, business addresses and present principal occupation of each director and executive officer of the Reporting Persons.

Allseas Group S.A.

Unless otherwise noted, the business address for each officer or director listed below is c/o Allseas Group S.A., Route de Pra de Plan 18, 1618 Châtel-St-Denis, Switzerland.

Name, Citizenship	Present Principal Occupation
Pieter Heerema, Netherlands	Administrator President
Eduard Verlinden, Netherlands	Director
Gaston Baudet, Switzerland	Administrator/Director
Luke Gillon, Switzerland	Administrator Secretary/Director
Bernd Klein, Germany	Director

Allseas Investments S.A.

Unless otherwise noted, the business address for each officer or director listed below is c/o Allseas Investments S.A., Route de Pra de Plan 18, 1618 Châtel-St-Denis, Switzerland.

Name, Citizenship	Present Principal Occupation
Edward Heerema, Switzerland	Administrator President
Eduard Verlinden, Netherlands	Director
Gaston Baudet, Switzerland	Administrator/Director
Luke Gillon, Switzerland	Administrator Secretary/Director

Argentum Cedit Virtuti NV

Unless otherwise noted, the business address for each officer or director listed below is c/o Argentum Credit Virtuti NV, Stationsstraat 180, 2910, Essen, Belgium.

Name, Citizenship	Present Principal Occupation
Edward Heerema, Switzerland	Director

Stichting Administratiekantoor Aequa Lance Foundation

Unless otherwise noted, the business address for each officer or director listed below is c/o Stichting Administratiekantoor Aequa Lance Foundation, Route de Pra de Plan 18, 1618 Châtel-St-Denis, Switzerland.

Name, Citizenship	Present Principal Occupation
Edward Heerema, Switzerland	Chairman